1. Name and Address of Reporting Person
   BEREZNY Jr., PAUL W.
   3250 Lacey Road, Suite 600
   Downers Grove, IL 60515-1700
   USA
2. Issuer Name and Ticker or Trading Symbol
   ServiceMaster Company (SVM)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   4/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common stock $.01 par value                                                               662984           I           Berezny
                                                                                                                       Holding
Common stock $.01 par value                                                               1260             I           by
                                                                                                                       Partnership
Common stock $.01 par value                                                               0 <F1>           I           by Spouse
Common stock $.01 par value                                                               76817 <F2>       I           by Trust for
                                                                                                                       self
Common stock $.01 par value                                                               540064 <F1>      I           by Trust for
                                                                                                                       wife
Common stock $.01 par value                                                               61192 <F3>       I           Cust. for
                                                                                                                       children
Common stock $.01 par value                                                               1347 <F4>        I           Dir.Def.Fee
                                                                                                                       Trust

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $8.4788                                              09/29/2010 Common                      10526    D
(Right to buy)                                                                 Stock
Stock Options  $8.7232                                              12/30/2010 Common                      4385     D
(Right to buy)                                                                 Stock
Stock Options  $9.0916                                              09/29/2011 Common                      7947     D
(Right to buy)                                                                 stock
                                                                               $.01
                                                                               par
                                                                               value
Stock Options  $9.21                                                12/31/2012 Common                      7870     D
(Right to buy)                                                                 Stock
Stock Options  $9.2593                                              02/15/2006 Common                      10125    D
(Right to buy)                                                                 stock
                                                                               $.01
                                                                               par
                                                                               value
Stock Options  $9.7325                                              12/30/2009 Common                      2183     D
(Right to buy)                                                                 Stock
Stock Options  $9.7856                                              03/30/2010 Common                      5646     D
(Right to buy)                                                                 Stock
Stock Options  $10.02                                               04/26/2008 Common                      15000    D
(Right to buy)                                                                 Stock                       <F5>
Stock Options  $10.2319                                             06/29/2010 Common                      4292     D
(Right to buy)                                                                 Stock
Stock Options  $11.2222                                             02/12/2007 Common                      11250    D
(Right to buy)                                                                 stock
                                                                               $.01
                                                                               par
                                                                               value
Stock Options  $11.81                                               12/31/2011 Common                      6611     D
(Right to buy)                                                                 Stock
Stock Options  $13.2069                                             09/29/2009 Common                      8045     D
(Right to buy)                                                                 Stock
Stock Options  $15.5231                                             06/29/2009 Common                      2464     D
(Right to buy)                                                                 stock
                                                                               $.01
                                                                               par
                                                                               value
Stock Options  $15.7392                                             03/30/2008 Common                      3780     D
(Right to buy)                                                                 stock
                                                                               $.01
                                                                               par
                                                                               value
Stock Options  $17.1913                                             03/30/2009 Common                      4203     D
(Right to buy)                                                                 stock
                                                                               $.01
                                                                               par
                                                                               value
Stock Options  $18.0413                                             09/29/2008 Common                      3298     D
(Right to buy)                                                                 Stock
Stock Options  $18.6788                                             12/30/2008 Common                      2882     D
(Right to buy)                                                                 stock
                                                                               $.01
                                                                               par
                                                                               value
Stock Options  $19.3588                                             06/29/2008 Common                      1904     D
(Right to buy)                                                                 stock
                                                                               $.01
                                                                               par
                                                                               value
2001 Dir.      $8.4     04/01/2003 A         14695       04/01/2003 03/31/2013 Common  14695    $0.0000    14695    D
Stock Option                                                                   Stock
(Right to Buy)
2001 Dir.      $11.46                                               06/30/2012 Common                      3342     D
Stock Option                                                                   Stock                       <F6>
(Right to Buy)
2001 Dir.      $11.6                                                03/31/2012 Common                      9646     D
Stock Option                                                                   stock                       <F6>
(Right to Buy)                                                                 $.01
                                                                               par
                                                                               value
Non-Qual.      $13.972                                              04/14/2009 Common                      15000    D
Stock Option                                                                   Stock
(Right to Buy)
Non-Emplee     $9.1                                                 09/29/2012 Common                      7919     D
Dir.Dis.                                                                       Stock
Option (Right
to Buy)

Explanation of Responses:

<F1>
Spouse's account has been transferred into the Trust account.
<F2>
Shares were over reported on previous Form 4s.
<F3>
Mr. Berezny disclaims beneficial ownership of the shares held by his children.
<F4>
Directors Deferred Fee Trust includes 13 shares acquired through the dividend reinvestment feature of the plan for the January 2003 dividend.
<F5>
The option is exercisable in five equal annual installments beginning on the first anniversary of the date of the grant.
<F6>
Director's fees taken in discounted options.

SIGNATURE OF REPORTING PERSON
/s/ Sandra L. Groman

DATE
04/02/2003